As filed with the Securities and Exchange Commission on May 7, 2014
File No._333-____________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Dominion Resources, Inc.
(Exact name of registrant as specified in its charter)

Virginia	54-1229715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Tredegar Street
Richmond, Virginia 23219
(804) 819-2000
(Address of registrant's principal executive offices, including zip code)

Dominion Resources, Inc. 2014 Incentive Compensation Plan
(Full Title of Plan)

Carter M. Reid, Senior Vice President – Chief Administrative and Compliance Officer
and Corporate Secretary
Karen W. Doggett, Assistant Corporate Secretary
Dominion Resources, Inc.
120 Tredegar Street,
Richmond, Virginia 23219
(804) 819-2000
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer       X                                                               Accelerated filer
Non-accelerated filer                                                                           Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (without par value)	25,000,000 shares	$70.93	$1,773,250,000	$228,394.60

(1)
Pursuant to Rule 457, these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on May 5, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not required to be filed.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Dominion Resources, Inc. (Dominion) with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof: (i) Dominion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, (ii) Dominion’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, (iii) Dominion’s Current Reports on Form 8-K filed January 23, 2014, February 4, 2014, March 24, 2014 and May 7, 2014 and  (iv) the description of the Dominion’s Common Stock in Dominion’s Current Report on Form 8-K/A filed June 24, 2013.

In addition, all documents filed by Dominion pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the Prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VI of Dominion’s Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. Dominion is required to indemnify its directors and officers in all such proceedings if they have not violated this standard. Dominion has also entered into agreements with its directors and officers regarding mandatory advancements of expenses after a proceeding is commenced, as permitted by Virginia law and Dominion’s Articles of Incorporation.

In addition, Article VI of Dominion’s Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion’s Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Dominion has purchased directors’ and officers’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Dominion and (2) Dominion to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits:

Exhibits

5	Opinion of Mark O. Webb, Esquire, Vice President and General Counsel of Dominion Resources, Inc. (filed herewith).
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Mark O. Webb, Esquire (included in Exhibit 5).
24	Powers of Attorney (included in signature page of the Form S-8 and incorporated by reference).
99	Dominion Resources, Inc. 2014 Incentive Compensation Plan (Exhibit 10.1, Form 8-K filed May 7, 2014, File No. 1-8489, incorporated by reference).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 7th day of May, 2014.

DOMINION RESOURCES, INC.

By:	/s/ Thomas F. Farrell II
Thomas F. Farrell II Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated below and on the 7th day of May, 2014. The officers and directors whose signatures appear below hereby constitute Mark O. Webb, Carter M. Reid, or Karen W. Doggett, any one of whom may act, as their true and lawful attorneys-in-fact, with full power to sign on their behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement making such changes in the registration statement as the registrant deems appropriate, and generally to do all things in their name in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title

/s/ Thomas F. Farrell II	Chairman, President and
Thomas F. Farrell II	Chief Executive Officer (Principal Executive Officer)

/s/ William P. Barr	Director
William P. Barr

/s/ Peter W. Brown	Director
Peter W. Brown

/s/ Helen E. Dragas	Director
Helen E. Dragas

/s/ James O. Ellis, Jr.	Director
James O. Ellis, Jr.

/s/ John W. Harris	Director
John W. Harris

/s/ Mark J. Kington	Director
Mark J. Kington

/s/ Pamela J. Royal	Director
Pamela J. Royal

/s/ Robert H. Spilman, Jr.	Director
Robert H. Spilman, Jr.

/s/ Michael E. Szymanczyk	Director
Michael E. Szymanczyk

/s/ David A. Wollard	Director
David A. Wollard

/s/ Mark F. McGettrick	Executive Vice President and
Mark F. McGettrick	Chief Financial Officer (Principal Financial Officer)

/s/ Michele L. Cardiff Michele L. Cardiff	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)